UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 9, 2012

SILGAN HOLDINGS INC.

(Exact name of registrant as specified in its charter)

Delaware	000-22117	06-1269834
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4 Landmark Square, Stamford Connecticut		06901
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (203) 975-7110

N/A

(Former name of former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01. Entry into a Material Definitive Agreement.

On March 9, 2012, Silgan Holdings Inc., or the Company, entered into a purchase agreement (the “Purchase Agreement”) with the Initial Purchasers named therein (the “Initial Purchasers”). Pursuant to the Purchase Agreement, the Company agreed to sell $500 million aggregate principal amount of its 5% Senior Notes due 2020 (the “5% Notes”) to the Initial Purchasers in a private placement in reliance on Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The closing for the sale of the 5% Notes is subject to customary conditions and is expected to occur on or about March 23, 2012. The Purchase Agreement contains customary representations and warranties of the parties and indemnification and contribution provisions whereby the Company, on the one hand, and the Initial Purchasers, on the other hand, have agreed to indemnify each other against certain liabilities and will contribute to payments the other party may be required to make in respect thereof.

The net proceeds from the offering of the 5% Notes will be approximately $491.9 million after deducting the Initial Purchasers’ discount. The Company intends to use the net proceeds from the sale of the 5% Notes to redeem all $250 million aggregate principal amount of its 7 1/4% Senior Notes due 2016 (the “7 1/4% Notes”), to pay the applicable premium for such redemption and to pay other related fees and expenses (estimated to be approximately $32.4 million in the aggregate) and for general corporate purposes.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Purchase Agreement, which is attached as Exhibit 10.1 and incorporated herein by reference.

Section 2 – Financial Information

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.

On March 9, 2012, the Company issued an irrevocable notice of redemption to the holders of its outstanding $250 million aggregate principal amount of 7 1/4% Notes. The 7 1/4% Notes were issued and the redemption of the 7 1/4% Notes will be effected pursuant to the terms of the Indenture, dated as of May 12, 2009, between the Company and U.S. Bank National Association, as trustee. The 7 1/4% Notes will be redeemed on April 9, 2012 at a redemption price of 112.3715% of the outstanding principal amount of the 7 1/4% Notes, or approximately $280.9 million, plus accrued and unpaid interest up to the date of redemption. The Company intends to fund this redemption using a portion of the net proceeds from the sale of the 5% Notes.

Section 7 – Regulation FD

Item 7.01. Regulation FD Disclosure.

On March 9, 2012, the Company issued a press release announcing the pricing of the 5% Notes. A copy of this press release is furnished herewith as Exhibit 99.1.

On March 9, 2012, the Company issued a press release announcing the redemption of the 7 1/4% Notes. A copy of this press release is furnished herewith as Exhibit 99.2.

The information in this Item 7.01, including Exhibits 99.1 and 99.2, shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act or the Securities Exchange Act of 1934, as amended, regardless of the general incorporation language of such filing, except as shall be expressly set forth by specific reference in such filing.

Section 9 – Financial Statements and Exhibits

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits:

Exhibit No.	Description

10.1	Purchase Agreement dated March 9, 2012 among Silgan Holdings Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC, as representatives of the Initial Purchasers named therein.

99.1	Press Release dated March 9, 2012 announcing the pricing of the 5% Senior Notes due 2020.

99.2	Press Release dated March 9, 2012 announcing the redemption of the 7 1/4% Senior Notes due 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SILGAN HOLDINGS INC.

Dated: March 15, 2012	By:	/s/ Frank W. Hogan, III
	Name:	Frank W. Hogan, III
	Title:	Senior Vice President, General Counsel and Secretary

Exhibit Index

Exhibit No.	Description

10.1	Purchase Agreement dated March 9, 2012 among Silgan Holdings Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Deutsche Bank Securities Inc. and Wells Fargo Securities, LLC, as representatives of the Initial Purchasers named therein.

99.1	Press Release dated March 9, 2012 announcing the pricing of the 5% Senior Notes due 2020.

99.2	Press Release dated March 9, 2012 announcing the redemption of the 7 1/4% Senior Notes due 2016.